As filed with the Securities and Exchange Commission on August 2, 2021
Registration No. 333-258335

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TELLURIDE HOLDCO, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation or Organization)	7374 (Primary Standard Industrial Classification Code Number)	87-1909475 (I.R.S. Employer Identification Number)
IKONICS Corporation
4832 Grand Avenue
Duluth, Minnesota 55807
(218) 628-2217
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Glenn Sandgren
Chief Executive Officer
Telluride Holdco, Inc.
4832 Grand Avenue
Duluth, Minnesota 55807
(218) 628-2217
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
W. Morgan Burns Joshua L. Colburn W. Jason Deppen Faegre Drinker Biddle & Reath LLP 90 South Seventh Street 2200 Wells Fargo Center Minneapolis, Minnesota 55402 (612) 766-7000	Paul Prager Chief Executive Officer TeraWulf Inc. 9 Federal Street Easton, Maryland 21601 (410) 770-9500	Ariel J. Deckelbaum David S. Huntington Sarah Stasny Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 (212) 373-3000
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the mergers described in the enclosed prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)
☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	104,550,200(a)	N/A	$109,553,842(b)	$11,952.33(c)

(a)
Represents the estimated maximum number of shares of common stock, par value $0.001 per share, of registrant (“Holdco common stock”), issuable in connection with the merger of Telluride Merger Sub I, Inc. with and into IKONICS Corporation (“IKONICS” and such merger, the “First Merger”), with IKONICS surviving the First Merger as a wholly owned subsidiary of registrant and the merger of Telluride Merger Sub II, Inc. with and into TeraWulf Inc. (“TeraWulf,” and such merger, the “Second Merger”), with TeraWulf surviving the Second Merger as a wholly owned subsidiary of registrant.

(b)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933 (the “Securities Act”), and calculated pursuant to Rules 457(f)(1) – (3) and 457(c) under the Securities Act and calculated as follows (x) (a) 2,091,004, the estimated number of shares of IKONICS common stock to be exchanged and cancelled for shares of Holdco common stock, multiplied by (b) $22.525, the average of the high and low prices of IKONICS common stock on July 28, 2021, minus $5.00, the estimated maximum amount of cash to be paid by the registrant in connection with such exchange, plus (y) $75 million, the aggregate book value of the shares of TeraWulf capital stock to be exchanged for shares of Holdco common stock.

(c)
Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Amendment No. 1 to Registration Statement on Form S-4 (file no. 333-258335) of Telluride Holdco, Inc. is being filed solely to correct Exhibit 23.1 to include text that was inadvertently omitted in the original filing. This amendment does not modify any portion of the preliminary proxy statement/prospectus that forms a part of the Registration Statement. Accordingly, the preliminary proxy statement/prospectus has been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Indemnification of Directors and Officers.
Delaware General Corporation Law
Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following:
•
any breach of the director’s duty of loyalty to the corporation or its shareholders;

•
acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•
under Section 174 of the DGCL; or

•
any transaction from which the director derived an improper personal benefit.

Under Section 145 of the DGCL, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by a director or officer in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by Holdco’s amended and restated certificate of incorporation or bylaws, a vote of shareholders or disinterested directors, agreement or otherwise.
Under the DGCL, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.
Holdco’s Amended and Restated Certificate of Incorporation
Holdco is a Delaware corporation. Holdco’s amended and restated certificate of incorporation, which will become effective upon the consummation of the mergers, provides that a director of Holdco will not be personally liable to Holdco or its shareholders for breach of his or her fiduciary duty as a director, except for liability in the circumstances specified in Section 102(b)(7) of the DGCL. In addition, Holdco’s amended and restated certificate of incorporation requires Holdco to indemnify and advance expenses to any director or officer of Holdco as provided in Holdco’s amended and restated bylaws, which will also become effective upon consummation of the mergers.

Holdco’s Bylaws
The amended and restated bylaws of Holdco that will become effective upon the consummation of the mergers provide that Holdco will indemnify to the fullest extent permitted by Delaware law, including the DGCL as described above, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal proceeding, by reason of the fact that he or she is or was a director or officer of Holdco, or, while serving as a director or officer of Holdco, is or was serving at the request of Holdco as a director, officer, employee or agent of another entity, or by reason of any action alleged to have been taken or omitted in such capacity against all expense, liability and loss (including attorneys’ fees) reasonably incurred or suffered. However, except with respect to certain proceedings to enforce rights to indemnification as described below, Holdco will indemnify any such officer or director in connection with a proceeding initiated by that officer or director only if the proceeding was authorized by the Holdco board of directors.
This right to indemnification also includes the right to be paid in advance expenses (including attorneys’ fees) incurred in defending any such proceeding to the fullest extent permitted by Delaware law. However, if the DGCL requires an advancement of expenses incurred by an officer or director in his or her capacity as such (and not in any other capacity in which service was or is rendered), Holdco will advance expenses only upon delivery to Holdco of an undertaking by or on behalf of the officer or director, to repay all amounts advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that the officer or director is not entitled to be indemnified for expenses incurred.
In any suit brought by an officer or director to enforce a right to indemnification or in any suit brought by Holdco to recover an advancement of expenses pursuant to the terms of an undertaking, as described in the paragraph above, if the officer or director is successful, in whole or in part, he or she is entitled to be paid the expense of prosecuting or defending the suit.
The amended and restated bylaws of Holdco further provide that Holdco may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in right of Holdco) by reason of the fact that the person is or was an employee (other than an officer) or agent of Holdco, or, while serving as an employee (other than an officer) or agent of Holdco, is or was serving at the request of Holdco as a director, officer, employee or agent of another entity, to the extent (i) permitted by Delaware law, and (ii) authorized in the sole discretion of the Chief Executive Officer of Holdco and at least one other of the following officers of Holdco: the President, the Chief Financial Officer, or the General Counsel. Holdco may, to the extent permitted by Delaware law and authorized as described in (ii) of the preceding sentence, pay expenses (including attorneys’ fees) reasonably incurred by any employee or agent of Holdco in defending any proceeding in advance of the final disposition, upon terms and conditions that the officer authorizing such expense advancement may determine in their sole discretion.
The rights and authority relating to indemnification conferred by the Holdco bylaws are not exclusive of any other right that any person seeking indemnification or advancement of expenses from Holdco may have or acquire.
Merger Agreement
Each of the parties to the merger agreement has agreed that, for six years after the consummation of the mergers, Holdco will indemnify and hold harmless and advance expenses to, to the greatest extent permitted by law, the individuals who at or prior to the consummation of the mergers were officers and directors of IKONICS with respect to all acts or omissions by them in their capacities as such or taken at the request of TeraWulf, Holdco, IKONICS or any of their respective subsidiaries at any time prior to consummation of the mergers. Holdco will honor all indemnification agreements, expense advancement and exculpation provisions with the indemnitees identified in the preceding sentence (including under Holdco’s or IKONICS’ certificate of incorporation or by-laws) in effect as of June 24, 2021, the date of merger agreement, in accordance with the terms thereof.
The merger agreement also provides that for a period of six years after the consummation of the mergers, Holdco shall cause to be maintained officers’ and directors’ liability insurance covering all officers and directors of IKONICS who are, or at any time prior to the consummation of the mergers were, covered by IKONICS’ existing officers’ and directors’ liability insurance policies on terms substantially no less advantageous to such persons than such existing insurance, provided that Holdco shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by prior to June 24, 2021, the date of the merger agreement, but in such case will purchase as much coverage as reasonably practicable for such amount.
The indemnification rights described above will be in addition to any other rights available under the certificate of incorporation or bylaws of TeraWulf or IKONICS or any of its subsidiaries, under applicable law or otherwise.
Item 21.   Exhibits and Financial Statement Schedules.
(a)
The following exhibits are filed herewith unless otherwise indicated:

Exhibit	Description of Exhibit
2.1*‡	Agreement and Plan of Merger, dated as of June 24, 2021, by and among TeraWulf Inc., IKONICS Corporation, Telluride Holdco, Inc., Telluride Merger Sub I, Inc. and Telluride Merger Sub II, Inc. (included as a part of Appendix A to the proxy statement/prospectus that forms a part of this Registration Statement on Form S-4)
3.1‡	Certificate of Incorporation of Telluride Holdco, Inc.
3.2‡	Bylaws of Telluride Holdco, Inc.
3.3‡	Form of Amended and Restated Certificate of Incorporation of Telluride Holdco, Inc. to be effective upon consummation of the mergers
3.4‡	Form of Amended and Restated Bylaws of Telluride Holdco, Inc. to be effective upon consummation of the mergers
5.1†	Opinion of Faegre Drinker Biddle & Reath LLP regarding the legality of Telluride Holdco, Inc. common stock being issued
8.1†	Opinion of Faegre Drinker Biddle & Reath LLP, counsel to IKONICS Corporation, as to certain U.S. federal income tax matters
10.1‡
Voting and Support Agreement, dated as of June 24, 2021, by and among TeraWulf Inc. and each of the directors and executive officers of IKONICS Corporation parties thereto (incorporated by reference herein to Exhibit 10.1 to the Current Report on Form 8-K (File No. 000-25727) filed by IKONICS Corporation on June 25, 2021)

10.2‡	Form of Voting and Support Agreements, dated as of June 24, 2021, by and among IKONICS Corporation and each of AOW Capital LLC and Stammtisch Investments LLC
10.3‡	Form of Contingent Value Rights Agreement, by and among IKONICS Corporation, Telluride Holdco, Inc., the Rights Agent named therein, and the initial CVR Holders’ Representative named therein
10.4‡	Administrative and Infrastructure Services Agreement, dated as of April 27, 2021, by and between TeraWulf Inc. and Beowulf Electricity & Data Inc.
10.5‡	Non-Fixed Price Sales and Purchase Agreement, dated as of June 15, 2021, by and between Bitmain Technologies Limited and Nautilus Cryptomine LLC
10.6‡	Non-Fixed Price Sales and Purchase Agreement, dated as of June 15, 2021, by and between Bitmain Technologies Limited and Nautilus Cryptomine LLC
10.7‡	Equipment Purchase Agreement, dated as of March 19, 2021, by and between Minerva Semiconductor Corp. and TeraWulf Inc.

Exhibit	Description of Exhibit
10.8‡	Assignment and Assumption Agreement, dated as of May 13, 2021, by and between TeraWulf Inc. and Nautilus Cryptomine LLC.
10.9‡	TeraWulf Inc. 2021 Omnibus Incentive Plan
23.1	Consent of RSM US LLP, independent auditor of TeraWulf Inc.
23.2‡	Consent of RSM US LLP, independent registered public accounting firm of IKONICS Corporation
23.3†	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1 and Exhibit 8.1)
99.1‡	Consent of Northland Securities, Inc., financial advisor to IKONICS Corporation
99.2†	Form of Proxy Card for Special Meeting of IKONICS Corporation
99.3†	Consents of Persons About to Become a Director
101†	Interactive data files pursuant to Rule 405 of Regulation S-T

*
The registrant hereby agrees to supplementally furnish the staff, on a confidential basis, a copy of any omitted schedule upon the staff’s request.

†
To be filed by amendment.

‡
Previously filed.

Item 22.   Undertakings.
The undersigned registrant hereby undertakes as follows:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

•
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

•
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement. Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)
That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, the State of Minnesota, on August 2, 2021.
TELLURIDE HOLDCO, INC.
By:	/s/ Glenn Sandgren Glenn Sandgren Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on August 2, 2021.
Signature	Title
/s/ Glenn Sandgren Glenn Sandgren	Chief Executive Officer, Director (principal executive officer)
/s/ Jon Gerlach Jon Gerlach	Chief Financial Officer, Director (principal financial and accounting officer)